Exhibit 10.42

Confidential Document	EXECUTION VERSION

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

PREFERRED EQUIPMENT SUPPLY AGREEMENT

of December 27, 2010

MARCH 19, 2012

Between

BrightSource Energy, Inc.,

and

ALSTOM POWER Inc.

Confidential Document	EXECUTION VERSION

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED PREFERRED EQUIPMENT SUPPLY AGREEMENT (this “Amendment No. 1”) dated as March 19, 2012 (the “Execution Date”), is executed and entered into by and between BrightSource Energy, Inc., a Delaware corporation (“BSE”), for itself and on behalf of its Affiliates including BrightSource Industries (Israel), Ltd. (“BSII”), and ALSTOM Power Inc. (“Alstom”), a Delaware corporation (BSE and Alstom sometimes hereinafter being referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:

WHEREAS, the Parties entered into that certain Amended and Restated Preferred Equipment Supply Agreement as of December 27, 2010 (the “Original Agreement”; as amended by this Amendment No. 1, the “Agreement”), pursuant to which BSE designated Alstom as its preferred supplier of certain pieces of equipment;

WHEREAS, the parties wish to amend certain of the terms of the Original Agreement to reflect changes in circumstances and changes in the relationships among the parties;

WHEREAS, the Parties are entering into a Common Stock Purchase Agreement, dated as of the Execution Date (the “Stock Purchase Agreement”), pursuant to which Alstom will purchase shares of BSE’s common stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and warranties herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

2. This Amendment No. 1 shall become effective simultaneous with the closing of the acquisition of shares contemplated by the Stock Purchase Agreement, but shall have no binding effect prior thereto.

3. The following definitions are hereby adopted, to replace the previous definitions definition of “Exclusive Project Limit” is hereby deleted and replaced with the following:

“Exclusive Project Limit” means (a) twelve (12) Preferred Supply Projects, or (b) Preferred Supply Projects with a gross output totaling 3,000 MW, whichever comes first; provided, that the first eight (8) Preferred Supply Projects or Preferred Supply Projects with a gross output totaling 2,000 MW, whichever comes first, shall be counted regardless of whether arising out of this Agreement or the A&R PPA, and the remaining four (4) Preferred Supply Projects or Preferred Supply Projects with a gross output totaling 1,000 MW, whichever comes first, shall not include projects arising under the A&R PPA.

“SRSG” means a solar receiver steam generator operating at subcritical or supercritical conditions.

Confidential Document	EXECUTION VERSION

“STEG” means a steam turbine operating at subcritical or supercritical conditions and electric generator set, including equipment, engineering, services, materials, spare parts and appurtenances, as more fully described in the Scope of Supply attached as Exhibit A.

4. The following defined terms are added to Section 1.1:

“Intellectual Property” or “IP” means all intellectual property and related intellectual property rights whether protected, created or arising under the laws of the United States or any other country or jurisdiction, and regardless of whether they are registered or not, or if they are subject to registration or not, including: (a) all patents and patent rights; (b) all (i) designs (whether or not capable of registration), (ii) mask works rights and copyrights, registration thereof and relation applications, and (iii) other forms of statutory or common law protection of any kind as well as trade secrets or other industrial and intellectual property rights, in all jurisdictions, where applicable; and (c) renewals and extensions for any of the foregoing in clause (b) above.

“SCSRSG Notice” means the “Full-Scale Notification” specified in the Letter Agreement Regarding the Development of Supercritical Solar Receiver Steam Generator, dated March 19, 2012, between the Parties, pursuant to which Alstom indicates that it is able and willing to design, execute, and deliver full-scale SRSGs operating at supercritical conditions to projects utilizing BSE’s solar power tower technology.

“SCSTEG Notice” means the notice specified in the Letter Agreement for Supercritical STGs, dated March 19, 2012, pursuant to which Alstom indicates that it is able and willing to supply full scale STEGs operating at supercritical conditions to projects utilizing BSE’s solar power tower technology.

5. The following subsection is added to Section 2.3:

(c) Alstom has not delivered the SCSRSG Notice or the SCSTEG Notice, in either case by the date specified in the applicable agreement between the Parties or their Affiliates, and eight (8) Preferred Supply Projects or 2,000MW (whichever comes first) have been counted towards the Exclusive Project Limit. In such case, the provisions of Section 2.4, below, shall apply. For the avoidance of doubt, if Alstom delivers either the SCSRSG Notice or the SCSTG Notice, then this Section 2.3(c) does not apply and the Exclusive Project Limit is twelve (12) Preferred Supply Projects or 3,000MW (whichever comes first).

6. The following new Section 2.4 is added, as a result of which the former Section 2.4 is renumbered as Section 2.5, and the former Section 2.5 is renumbered as Section 2.6:

Confidential Document	EXECUTION VERSION

2.4 If Alstom has not delivered the SCSRSG Notice or the SCSTEG Notice, in either case by the date specified in the applicable agreement between the Parties or their Affiliates unless otherwise agreed, then after eight (8) Preferred Supply Projects or 2,000MW (whichever comes first) have been counted towards the Exclusive Project Limit, Alstom shall not have Preferred Supply Rights and BSE shall be free to use third party suppliers for what would otherwise qualify as the next four (4) Preferred Supply Projects or 1,000 MW (whichever comes first) (the “Exempted Supply Projects”). However, after BSE has entered into agreements for the procurement of equipment for the Exempted Supply Projects, whether with a third party or with Alstom, this Agreement shall once again be in effect, and BSE shall be obligated to refer the following four (4) Preferred Supply Projects or 1,000MW (whichever comes first) to Alstom, until the Exclusive Project Limit has been reached.

7. Section 7.1 is deleted in its entirety and replaced with the following:

7.1 Term. Subject to the provisions of this Agreement relating to the survival of certain Sections hereof, the term of this Agreement shall commence as of the Effective Date and shall continue until BSE has reached the Exclusive Project Limit, subject to completing any pending Supply Offers and the reinstatement of this Agreement’s obligations as provided in Section 2.2 and subject to Section 2.4. The Agreement shall be subject to renewal or extension thereafter upon the mutual written agreement of the Parties.

8. In Section 8.2, the word “follow” is replaced with the word “avoid”.

9. In Section 12.1, the address for notices to BSE is deleted in its entirety and replaced with the following:

If delivered to BSE:

BrightSource Energy, Inc.

1999 Harrison Street

Oakland, California 94612

Attn: General Counsel

Attn: Chief Executive Officer

10. Section 13.2 and Section 13.3 are deleted in their entirety and replaced with the following:

13.2 Other Activities. Nothing in this Agreement shall be deemed to preclude either Party or its Affiliates from engaging in any other activity or possessing interests in other ventures, including activities and ventures that may be in competition with the other Party and its Affiliates, and the other Party shall have no rights in or entitlement to any benefits from any such other activity or venture engaged in by the other Party or its Affiliates except as set forth in any agreement between the Parties or their Affiliates.

Confidential Document	EXECUTION VERSION

13.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and representations relating thereto. This Agreement may not be amended, modified or changed except as mutually agreed in a writing executed by both Parties and specifying that such writing is intended to be an amendment to this Agreement.

11. In Exhibit B, in the table of Key Terms the heading “SRSG” is replaced with the heading “Subcritical SRSG”.

12. The remainder of the provisions of the PESA remain unaffected and in full force and effect.

13. This Amendment may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by all Parties.

Confidential Document	EXECUTION VERSION

AGREEMENT EXECUTION

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed as of the Execution Date by their duly authorized representatives as follows:

ALSTOM Power Inc.:

By:	/s/ Timothy F. Curran

Name:	Timothy F. Curran

Title:	President, Alstom Power Inc.

BrightSource Energy, Inc.:

By:	/s/ John Woolard
John Woolard
Chief Executive Officer

BrightSource Industries (Israel), Ltd. acknowledges that it has reviewed this Agreement and shall cooperate (through BSE or otherwise) with BSE in all respects in order to allow BSE to comply with its obligations under this Agreement.

BrightSource Industries (Israel), Ltd.:

By:	/s/ Israel Kroizer
Israel Kroizer
President